Exhibit 10.4

EXECUTION VERSION
AMENDED AND RESTATED LIMITED GUARANTY
This AMENDED AND RESTATED LIMITED GUARANTY (this “Guaranty”) is made and entered into by BLACKSTONE MORTGAGE TRUST, INC., a Maryland corporation, whose address is 345 Park Avenue, New York, New York 10154 (“Guarantor”), for the benefit of CITIBANK, N.A., a national banking association whose address is 388 Greenwich Street, New York, New York 10013 (“Buyer”), on this 10th day of June, 2025 (the “Effective Date”). This Guaranty is made with reference to the following facts (with some capitalized terms being defined below):
A.    Parlex 2 Finance, LLC, a Delaware limited liability company (“Parlex 2”), Parlex 2A Finco, LLC, a Delaware limited liability company (“Parlex 2A”), Parlex 2 UK Finco, LLC, a Delaware limited liability company (“Parlex 2 UK”), Parlex 2 EUR Finco, LLC, a Delaware limited liability company (“Parlex 2 EUR”), Parlex 2 AU Finco, LLC, a Delaware limited liability company (“Parlex 2 AU”), Parlex 2 CAD Finco, LLC, a Delaware limited liability company (“Parlex 2 CAD”), Wispar 5 Finco, LLC, a Delaware limited liability company (“Wispar 5”), and Silver Fin II Sub TC Pty Ltd, a proprietary company incorporated under the laws of Australia (CAN 657 021 577), acting in its personal capacity and as trustee of the Silver Fin II Sub Trust (ABN 36 362 640 907) (“Silver Fin II”, and, together with Parlex 2, Parlex 2A, Parlex 2 UK, Parlex 2 EUR, Parlex 2 AU, Parlex 2 CAD, Wispar 5 and any other Person when such Person joins as a Seller from time to time, individually and/or collectively as the context may require, “Seller”), as seller, and Buyer have entered into that certain Sixth Amended and Restated Master Repurchase Agreement, dated as of the date hereof (as amended, modified and/or restated, the “Repurchase Agreement”), pursuant to which Buyer may, from time to time, purchase certain Eligible Loans from Seller with a simultaneous agreement from Seller to repurchase such Eligible Loans at a date certain or on demand (the “Transactions”);
B.    Buyer has requested, as a condition of entering into the Repurchase Agreement and the other Transaction Documents, that Guarantor deliver to Buyer this Guaranty;
C.    Seller is a wholly-owned Subsidiary of Guarantor;
D.    Guarantor expects to benefit if Buyer enters into the Repurchase Agreement and the other Transaction Documents with Seller, and desires that Buyer enter into the Repurchase Agreement and the other Transaction Documents with Seller; and
E.    Buyer would not enter into the Transaction Documents with Seller unless Guarantor executed this Guaranty. This Guaranty is therefore delivered to Buyer to induce Buyer to enter into the Repurchase Agreement and the other Transaction Documents.
NOW, THEREFORE, in exchange for good, adequate, and valuable consideration, the receipt of which Guarantor acknowledges, and to induce Buyer to enter into the Repurchase Agreement, Guarantor agrees as follows:
1.Definitions. For purposes of this Guaranty, the following terms shall be defined as set forth below. In addition, any capitalized term defined in the Repurchase

Agreement but not defined in this Guaranty shall have the same meaning in this Guaranty as in the Repurchase Agreement.
(a)“Available Borrowing Capacity” means, with respect to any Person, on any date of determination, the total unrestricted borrowing capacity which may be drawn (taking into account required reserves and discounts) upon by such Person or its Subsidiaries, at such Person’s or its Subsidiaries’ sole discretion, under committed credit facilities or repurchase agreements which provide financing to such Person or its Subsidiaries.
(b)“Buyer Entity” means, as designated by Buyer from time to time, Buyer or Buyer’s assignee, designee, nominee, servicer, or wholly owned subsidiary as permitted in accordance with the terms of the Repurchase Agreement.
(c)“Cash” means coin or currency of the United States of America or immediately available federal funds, including such funds delivered by wire transfer.
(d)“Cash Equivalents” means any of the following, to the extent owned by Guarantor or any of its Subsidiaries free and clear of all Liens and having a maturity of not greater than 90 days from the date of issuance thereof: (a) readily marketable direct obligations of the government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the government of the United States, (b) certificates of deposit of or time deposits with Buyer or a member of the Federal Reserve System that issues (or the parent of which issues) commercial paper rated as described in clause (c) below, is organized under the laws of the United States or any state thereof and has combined capital and surplus of at least $1,000,000,000 or (c) commercial paper in an aggregate amount of not more than $50,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any state of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P.
(e)“Cash Liquidity” means, with respect to any Person, on any date of determination, the sum of (i) unrestricted Cash, plus (ii) Available Borrowing Capacity, plus (iii) Cash Equivalents.
(f)“Consolidated Net Income” means, with respect to any Person, for any period, the amount of consolidated net income (or loss) of such Person and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.
(g)“EBITDA” means, with respect to any Person, for any period, such Person’s Consolidated Net Income, excluding the effects of such Person’s and its Subsidiaries’ interest expense with respect to Indebtedness, taxes, depreciation, amortization, asset write-ups or impairment charges, provisions for loan losses, and changes in mark-to-market value(s) (both gains and losses) of financial instruments and noncash compensation expenses, all determined on a consolidated basis in accordance with GAAP.
(h)“Fixed Charges” means, with respect to any Person, for any period, the amount of interest paid in cash with respect to Indebtedness as shown on such Person’s consolidated statement of cash flow in accordance with GAAP as offset by the amount of receipts pursuant to net receive interest rate swap agreements of such Person and its consolidated Subsidiaries during the applicable period.
(i)“Guaranteed Obligations” means Seller’s obligation (without regard to any limitation of recourse against Seller) to fully and promptly pay the aggregate outstanding Repurchase Prices for all Purchased Loans that are subject to a Transaction on the date of determination.
(j)“Guarantor Litigation” means any litigation, arbitration, investigation, or administrative proceeding of or before any court, arbitrator, or Governmental Authority, bureau or agency instituted by Buyer against Guarantor that relates to or affects this Guaranty or any asset(s) or property(ies) of Guarantor.
(k)“Guarantor’s Knowledge” means the then current actual knowledge of Katharine A. Keenan and Robert Sitman without further inquiry or investigation.
(l)“Hazardous Materials” means oil, flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, hazardous wastes, toxic or contaminated substances or similar materials, including any substances which are “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “wastes,” “regulated substances,” “industrial solid wastes,” or “pollutants” under Environmental Laws.
(m)“Insolvency Proceeding” means any case under Title 11 of the United States Code or any successor statute or any other insolvency, bankruptcy, reorganization, liquidation, or like proceeding, or other statute or body of law relating to creditors’ rights, whether brought under state, federal, or foreign law.
(n) “Legal Costs” means all costs and actual out-of-pocket expenses reasonably incurred by Buyer in any Proceeding, any Guarantor Litigation, or any default by Seller under the Transaction Documents or by any Guarantor under this Guaranty, including reasonable attorneys’ fees of outside counsel, disbursements, and other reasonable out-of-pocket, charges actually incurred by Buyer’s outside attorneys, court costs and expenses, and reasonable, charges for the services of paralegals, law clerks, and all other personnel whose services are charged to Buyer in connection with Buyer’s receipt of legal services of outside counsel incurred in connection with the enforcement of this Guaranty.
(o)“Proceeding” means any action, suit, arbitration, or other proceeding arising out of, or relating to the interpretation or enforcement of, this Guaranty or the Transaction Documents, including (a) an Insolvency Proceeding; and (b) any proceeding which Buyer institutes to realize upon any Security or to enforce any Transaction Document(s) (including this Guaranty) against Seller or Guarantor.
(p)“Recourse Indebtedness” means, with respect to any Person, on any date of determination, the amount of Indebtedness for which such Person has recourse liability (such as through a guarantee agreement), exclusive of any such Indebtedness for which such recourse liability is limited to obligations relating to or under agreements containing customary nonrecourse carve-outs.

(q)“Security” means any security or collateral held by or for Buyer and relating to the Transactions or the Guaranteed Obligations, whether real or personal property, including any mortgage, deed of trust, financing statement, security agreement, and other security document or instrument of any kind securing the Transactions in whole or in part. “Security” shall include all assets and property of any kind whatsoever pledged to Buyer by Seller pursuant to the Transaction Documents.
(r)“Subsidiary” means as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.
(s)“Tangible Net Worth” means, with respect to any Person, on any date of determination, all amounts which would be included under capital or shareholder’s equity (or any like caption) on a balance sheet of such Person pursuant to GAAP, minus (a) amounts owing to such Person from any Affiliate thereof, or from officers, employees, partners, members, directors, shareholders or other Persons similarly affiliated with such Person or any Affiliate thereof, (b) intangible assets, and (c) prepaid taxes and/or expenses, plus (d) from and after July 1, 2024, the aggregate credit loss allowance related to “current expected credit loss” model prescribed by ASC 326 and the aggregate amount of accumulate d depreciation and amortization, all on or as of such date.
(t)    “Total Assets” means, with respect to any Person, on any date of determination, an amount equal to the aggregate book value of all assets owned by such Person and the proportionate share of such Person of all assets owned by Affiliates of such Person as consolidated in accordance with GAAP, less (a) amounts owing to such Person from any Affiliate thereof, or from officers, employees, partners, members, directors, shareholders or other Persons similarly affiliated with such Person or any Affiliate thereof, (b) intangible assets, and (c) prepaid taxes and expenses, all on or as of such date, and (d) the amount of nonrecourse Indebtedness owing to such Person pursuant to securitization transactions such as a REMIC securitization, a collateralized loan obligation transactions or other similar securitizations, plus (e) from and after July 1, 2024, the aggregate credit loss allowance related to “current expected credit loss” model prescribed by ASC 326 and the aggregate amount of accumulated depreciation and amortization, all on or as of such date.
2.Absolute Guaranty of All Guaranteed Obligations. (a)  Subject to clause (b) below, Guarantor hereby unconditionally and irrevocably guarantees to Buyer the prompt and complete payment and performance by Seller when due (whether at the stated maturity, by acceleration or otherwise) of the Guaranteed Obligations. All assets and property of Guarantor shall be subject to recourse if Guarantor fails to pay and perform any Guaranteed Obligation(s) when and as required to be paid and performed pursuant to the Transaction Documents.
(b)  Notwithstanding anything in this Guaranty or in any other Transaction Document to the contrary, but subject to clauses (c) and (d) below, the maximum liability of Guarantor hereunder and under the other Transaction Documents shall in no event exceed the sum of (i) twenty-five percent (25%) of the Guaranteed Obligations plus (ii) commencing on and after the date that is one hundred eighty (180) days after a Tier One Step Down Condition or a Tier Two Step Down Condition shall have occurred and is continuing, in the event such Tier One Step Down Condition or Tier Two Step Down Condition shall not have been cured, then the amount of the reduction in the outstanding Purchase Price required to achieve the Tier One Step Down Level or the Tier Two Step Down Level, as applicable and if any.
(a)Notwithstanding the foregoing, the limitation on recourse liability as set forth in subsection (b) above SHALL BECOME NULL AND VOID and shall be of no further force and effect and the Guaranteed Obligations immediately shall become fully recourse to Seller and Guarantor, jointly and severally, in the event of any of the following:
(i)a voluntary Insolvency Proceeding is commenced by Seller or Guarantor under any bankruptcy law; or
(ii)an involuntary Insolvency Proceeding is commenced under any bankruptcy law against Seller or Guarantor in connection with which Seller, Guarantor, or any Affiliate of any of the foregoing has or have colluded in any way with the creditors commencing or filing such proceeding.
(b)In addition to the foregoing and notwithstanding the limitation on recourse liability set forth in subsection (b) above, Guarantor shall be liable for any actual out-of-pocket losses, costs, claims, expenses or other liabilities reasonably incurred by Buyer arising out of or attributable to:
(i)fraud or intentional misrepresentation by or on behalf of Seller or Guarantor in connection with the execution and the delivery of this Guaranty, the Repurchase Agreement or any of the other Transaction Documents, or any certificate, report, financial statement or other instrument or document furnished by Seller or Guarantor to Buyer in connection with any Transaction Document at the time of the closing of the Repurchase Agreement or following the Effective Date and through the Facility Expiration Date;
(ii)any material breach by Seller of the single-purpose entity covenants set forth in Section 13 of the Repurchase Agreement which results in the substantive consolidation of Seller in any Insolvency Proceeding of any Affiliate thereof;
(iii)the misappropriation or misapplication by Seller or Guarantor of any Income received with respect to the Purchased Loans in violation of the Transaction Documents; and
(iv)any material breach of any representations and warranties by Seller or Guarantor, or any of their respective Affiliates, of any representations and warranties in the Transaction Documents relating to Environmental Laws or Hazardous Materials, or any indemnity for costs incurred in connection with the violation of any Environmental Law, the correction of any environmental condition, or the removal of any Hazardous Materials, in each case in any way affecting any Mortgaged Property or any of the Purchased Loans; provided, that the guarantee set forth in this Section 2(d)(iv) shall terminate upon foreclosure and transfer or assumption of the Purchased Loan following an Event of Default under the Repurchase Agreement pursuant to a public or private sale or strict foreclosure, or other similar proceeding.
(e)  Nothing herein shall be deemed to be a waiver of any right which Buyer may have in any Insolvency Proceeding involving Seller as debtor under Section 506(a), 506(b), 1111(b) or any other provision of the Bankruptcy Code or any other bankruptcy law to file a claim against Seller for the full amount of the indebtedness secured by the Repurchase Agreement or to require that all collateral shall continue to secure all of the indebtedness owing to Buyer in accordance with the Repurchase Agreement or any other Transaction Documents.
(f)  Guarantor further agrees to pay any and all Legal Costs which may be paid or actually incurred by Buyer in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Guaranteed Obligations, as limited by Section 2(b), as applicable, and/or enforcing any rights with respect to, or collecting against, Guarantor under this Guaranty. This Guaranty shall remain in full force and effect until the Guaranteed Obligations, as limited by Section 2(b), as applicable, are paid in full, notwithstanding that from time to time prior thereto Seller may be free from any Guaranteed Obligations.
(g)  No payment or payments made by Seller or any other Person or received or collected by Buyer from Seller or any other Person by virtue of any action or proceeding or any set-off or appropriation or application, at any time or from time to time, in reduction of or in payment of the Guaranteed Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of Guarantor hereunder which shall, notwithstanding any such payment or payments, remain liable for the amount of the Guaranteed Obligations, as limited by Section 2(b), as applicable, until the Guaranteed Obligations are paid in full.
(h)  Guarantor agrees that whenever, at any time, or from time to time, Guarantor shall make any payment to Buyer on account of Guarantor’s liability hereunder, Guarantor will notify Buyer in writing that such payment is made under this Guaranty for such purpose.
3.Nature and Scope of Liability. Guarantor’s liability under this Guaranty is primary and not secondary. Guarantor’s liability under this guaranty shall be in the full amount of all Guarantied Obligations, as limited by Section 2(b), as applicable.
4.Changes in Transaction Documents. Without notice to, or consent by, Guarantor, and in Buyer’s sole and absolute discretion and without prejudice to Buyer or in any way limiting or reducing Guarantor’s liability under this Guaranty, Buyer may: (a) grant extensions of time, renewals or other indulgences or modifications to Seller or any other party under any of the Transaction Document(s), (b) change, amend or modify any Transaction Document(s), (c) authorize the sale, exchange, release or subordination of any Security, (d) accept or reject additional Security, (e) discharge or release any party or parties liable under the Transaction Documents, (f) foreclose or otherwise realize on any Security, or attempt to foreclose or otherwise realize on any Security, whether such attempt is successful or unsuccessful, (g) accept or make compositions or other arrangements or file or refrain from filing a claim in any Insolvency Proceeding, (h) enter into other Transactions with Seller in such amount(s) and at such time(s) as Buyer may determine, (i) credit payments in such manner and order of priority to Repurchase Prices or other obligations as Buyer may determine in its sole and absolute discretion, and (j) otherwise deal with Seller and any other party related to the Transactions or any Security as Buyer may determine in its sole and absolute discretion. Without limiting the generality of the foregoing, Guarantor’s liability under this Guaranty shall continue even if Buyer alters any obligations under the Transaction Documents in any respect or Buyer’s or Guarantor’s remedies or rights against Seller are in any way impaired or suspended without Guarantor’s consent. If Buyer performs any of the actions described in this paragraph, then Guarantor’s liability shall continue in full force and effect even if Buyer’s actions impair, diminish or eliminate Guarantor’s subrogation, contribution, or reimbursement rights (if any) against Seller or otherwise adversely affect Guarantor or expand Guarantor’s liability hereunder, in all cases as limited by Section 2(b), as applicable.
5.Certain Financial Covenants. Guarantor shall maintain the following covenants at all times following the Effective Date until the Guaranteed Obligations have been paid or otherwise satisfied in full, as determined quarterly on a consolidated basis in conformity with GAAP:
(a)Minimum Fixed Charge Coverage Ratio. The ratio of (i) Guarantor’s EBITDA during the previous four (4) fiscal quarters to (ii) Guarantor’s Fixed Charges during the same such previous four (4) fiscal quarters shall not be less than 1.40 to 1.00 as determined as soon as practicable after the end of each fiscal quarter, but in no event later than forty-five (45) days after the last day the applicable fiscal quarter; provided, however, with respect to the fiscal quarter ending September 30, 2024 and each fiscal quarter thereafter through and including the fiscal quarter ending June 30, 2025, the foregoing ratio shall be 1.25 to 1.00, and, for each fiscal quarter thereafter, the foregoing ratio shall be 1.30 to 1.00.
(b)Minimum Tangible Net Worth. Guarantor’s Tangible Net Worth shall not fall below the sum of (i) five hundred twenty-five million dollars ($525,000,000) plus (ii) seventy-five percent (75%) of the net cash proceeds of any equity issuance by Guarantor that occurs after the Effective Date.
(c)Minimum Cash Liquidity. Guarantor’s Cash Liquidity shall not fall below the greater of (i) ten million dollars ($10,000,000) or (ii) five percent (5%) of Guarantor’s Recourse Indebtedness.
(d)Maximum Indebtedness. The ratio, expressed as a percentage, the numerator of which shall equal Guarantor’s and its Subsidiaries’ Indebtedness and the denominator of which shall equal Guarantor’s and its Subsidiaries’ Total Assets, shall not be greater than eighty-three and three thousand three hundred thirty-three thousandths percent (83.3333%).
6.Nature of Guaranty. Guarantor’s liability under this Guaranty is a guaranty of payment of the Guaranteed Obligations, as limited by Section 2(b), as applicable, and is not a guaranty of collection or collectability. Guarantor’s liability under this Guaranty is not conditioned or contingent upon the genuineness, validity, regularity or enforceability of any of the Transaction Documents. Guarantor’s liability under this Guaranty is a continuing, absolute, and unconditional obligation under any and all circumstances whatsoever (except as expressly stated, if at all, in this Guaranty), without regard to the validity, regularity or enforceability of any of the Guaranteed Obligations. Guarantor acknowledges that Guarantor is fully obligated under this Guaranty even if Seller had no liability at the time of execution of the Transaction Documents or later ceases to be liable under any Transaction Document, whether pursuant to Insolvency Proceedings or otherwise. Guarantor shall not be entitled to claim, and irrevocably covenants not to raise or assert, any defenses against the Guaranteed Obligations that would or might be available to Seller, other than actual payment and performance of all Guaranteed Obligations in full in accordance with their terms. Guarantor waives any right to compel Buyer to proceed first against Seller or any Security before proceeding against Guarantor. Guarantor agrees that if any of the Guaranteed Obligations are or become void or unenforceable (because of inadequate consideration, lack of capacity, Insolvency Proceedings, or for any other reason), then Guarantor’s liability under this Guaranty shall continue in full force with respect to all Guaranteed Obligations as if they were and continued to be legally enforceable, all in accordance with their terms and, in the case of Insolvency Proceedings, before giving effect to the Insolvency Proceedings. Guarantor also recognizes and acknowledges that its liability under this Guaranty, as limited by Section 2(b), as applicable, may be more extensive in amount and more burdensome than that of Seller. Guarantor waives any defense that might otherwise be available to Guarantor based on the proposition that a guarantor’s liability cannot exceed the liability of the principal. Guarantor intends to be fully liable under the Guaranteed Obligations, as limited by Section 2(b), as applicable, regardless of the scope of Seller’s liability thereunder. Without limiting the generality of the foregoing, if the Guaranteed Obligations are “nonrecourse” as to Seller or Seller’s liability for the Guaranteed Obligations is otherwise limited in some way, Guarantor nevertheless intends to be fully liable, subject to the limitations set forth in Section 2(b), to the full extent of all of Guarantor’s assets, with respect to all the Guaranteed Obligations, even though Seller’s liability for the Guaranteed Obligations may be less limited in scope or less burdensome. Guarantor waives any defenses to this Guaranty arising or purportedly arising from the manner in which Buyer conducts the Transactions with Seller or otherwise, or any waiver of the terms of any Transaction Document by Buyer or other failure of Buyer to require full compliance with the Transaction Documents. Guarantor’s liability under this Guaranty shall continue until all sums due under the Transaction Documents have been paid in full (other than indemnification obligations which expressly survive beyond the termination of the Repurchase Agreement and the other Transaction Documents) and all other performance required under the Transaction Documents has been rendered in full, except as expressly provided otherwise in this Guaranty. Guarantor’s liability under this Guaranty shall not be limited or affected in any way by any impairment or any diminution or loss of value of any Security whether caused by (a) Hazardous Materials, (b) Buyer’s failure to perfect a security interest in any Security, (c) any disability or other defense(s) of Seller, or (d) any breach by Seller of any representation or warranty contained in any Transaction Document.
7.Waivers of Rights and Defenses. Guarantor waives any right to require Buyer to (a) proceed against Seller, (b) proceed against or exhaust any Security, or (c) pursue any other right or remedy for Guarantor’s benefit. Guarantor agrees that Buyer may proceed against Guarantor with respect to the Guaranteed Obligations, as limited by Section 2(b), as applicable, without taking any actions against Seller and without proceeding against or exhausting any Security. Guarantor agrees that Buyer may unqualifiedly exercise in its sole discretion (or may waive or release, intentionally or unintentionally) any or all rights and remedies available to it against Seller without impairing Buyer’s rights and remedies in enforcing this Guaranty, under which Guarantor’s liabilities shall remain independent and unconditional. Guarantor agrees and acknowledges that Buyer’s exercise (or waiver or release) of certain of such rights or remedies may affect or eliminate Guarantor’s right of subrogation or recovery against Seller (if any) and that Guarantor may incur a partially or totally nonreimbursable liability in performing under this Guaranty. Guarantor has assumed the risk of any such loss of subrogation rights, even if caused by Buyer’s acts or omissions. If Buyer’s enforcement of rights and remedies, or the manner thereof, limits or precludes Guarantor from exercising any right of subrogation that might otherwise exist, then the foregoing shall not in any way limit Buyer’s rights to enforce this Guaranty. Without limiting the generality of any other waivers in this Guaranty, Guarantor expressly waives any statutory or other right (except as set forth herein) that Guarantor might otherwise have to: (i) limit Guarantor’s liability after a nonjudicial foreclosure sale to the difference between the Guaranteed Obligations and the fair market value of the property or interests sold at such nonjudicial foreclosure sale or to any other extent, (ii) otherwise limit Buyer’s right to recover a deficiency judgment after any foreclosure sale, or (iii) require Buyer to exhaust its Security before Buyer may obtain a personal judgment for any deficiency. Any proceeds of a foreclosure or similar sale may be applied first to any obligations of Seller that do not also constitute Guaranteed Obligations within the meaning of this Guaranty. Guarantor acknowledges and agrees that any nonrecourse or exculpation provided for in any Transaction Document, or any other provision of a Transaction Document limiting Buyer’s recourse to specific Security or limiting Buyer’s right to enforce a deficiency judgment against Seller or any other person, shall have absolutely no application to Guarantor’s liability under this Guaranty. To the extent that Buyer collects or receives any sums or payments from Seller or any proceeds of a foreclosure or similar sale, Buyer shall have the right, but not the obligation, to apply such amounts first to that portion of Seller’s indebtedness and obligations to Buyer (if any) that is not covered by this Guaranty, regardless of the manner in which any such payments and/or amounts are characterized by the person making the payment.
8.Additional Waivers. Guarantor waives diligence and all demands, protests, presentments and notices of every kind or nature, including notices of protest, dishonor, nonpayment, acceptance of this Guaranty and the creation, renewal, extension, modification or accrual of any of the Guaranteed Obligations. Guarantor further waives the right to plead any and all statutes of limitations as a defense to Guarantor’s liability under this Guaranty or the enforcement of this Guaranty. No failure or delay on Buyer’s part in exercising any power, right or privilege under this Guaranty shall impair or waive any such power, right or privilege.
9.Other Actions Taken or Omitted. Notwithstanding any other action taken or omitted to be taken with respect to the Transaction Documents, the Guaranteed Obligations, or the Security, whether or not such action or omission prejudices Guarantor or increases the likelihood that Guarantor will be required to pay the Guaranteed Obligations, as limited by Section 2(b), as applicable, pursuant to the terms hereof, it is the unambiguous and unequivocal intention of Guarantor that Guarantor shall be obligated to pay the Guaranteed Obligations, as limited by Section 2(b), as applicable, when due, notwithstanding any occurrence, circumstance, event, action, or omission whatsoever, whether contemplated or uncontemplated, and whether or not otherwise or particularly described herein, which obligation shall be deemed satisfied as to any Guaranteed Obligation only upon the full and final payment and satisfaction of such Guaranteed Obligations, as limited by Section 2(b), as applicable.
10.No Duty to Prove Loss. To the extent that Guarantor at any time incurs any liability under this Guaranty, Guarantor shall immediately pay Buyer (to be applied on account of the Guaranteed Obligations) the amount provided for in this Guaranty, without any requirement that Buyer demonstrate that the Security is inadequate for the Transactions; that Buyer has currently suffered any loss; or that Buyer has otherwise exercised (to any degree) or exhausted any of Buyer’s rights or remedies with respect to Seller or any Security.
11.Full Knowledge. Guarantor acknowledges, represents, and warrants that Guarantor has had a full and adequate opportunity to review the Transaction Documents, the transactions contemplated by the Transaction Documents, and all underlying facts relating to such transactions. Guarantor represents and warrants that Guarantor fully understands: (a) the remedies Buyer may pursue against Seller and/or Guarantor in the event of a default under the Transaction Documents, (b) the value (if any) and character of any Security, and (c) Seller’s financial condition and ability to perform under the Transaction Documents. Guarantor agrees to keep itself fully informed regarding all aspects of the foregoing and the performance of Seller’s obligations to Buyer. Buyer has no duty, whether now or in the future, to disclose to Guarantor any information pertaining to Seller, the Transactions or any Security. At any time provided for in the Transaction Documents, Guarantor agrees and acknowledges that an Insolvency Proceeding affecting Guarantor, or other actions or events relating to Guarantor (including Guarantor’s failure to comply with the financial covenants in Section 5 of this Guaranty), in each case, as set forth in the Transaction Documents, may be event(s) of default under the Transaction Documents.
12.Representations and Warranties. Guarantor acknowledges, represents and warrants as of the date hereof and as of each Purchase Date as follows, and acknowledges that Buyer is relying upon the following acknowledgments, representations, and warranties by Guarantor in entering into the Transactions:
(a)Due Execution; Enforceability. This Guaranty has been duly authorized, executed, and delivered, and is fully valid, binding, and enforceable against Guarantor in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is sought in proceedings in equity or at law).
(b)No Conflict. The execution, delivery, and performance of this Guaranty will not violate any Requirement of Law, or any provision of any security issued by Guarantor or of any agreement, instrument or other undertaking to which Guarantor is a party or by which it or any of its property is bound.
(c)No Third Party Consent Required. No consent of any person (including creditors or partners, members, stockholders, or other owners of Guarantor), other than those consents obtained as of the date hereof, is required in connection with Guarantor’s execution of this Guaranty or performance of Guarantor’s obligations under this Guaranty.

Guarantor’s execution of, and obligations under, this Guaranty are not contingent upon any consent, approval or other action of, or filing by Guarantor with any Governmental Authority (other than consents, approvals and filings that have been obtained or made, as applicable).
(d)Authority and Execution. Guarantor has full power, authority, and legal right to execute, deliver and perform its obligations under this Guaranty. Guarantor has taken all necessary corporate and legal action to authorize this Guaranty.
(e)No Representations by Buyer. Guarantor delivers this Guaranty based solely upon Guarantor’s own independent investigation and based in no part upon any representation or statement by Buyer, except for those set forth in the other Transaction Documents.
(f)Organization. Guarantor is duly incorporated, validly existing and in good standing under the laws and regulations of the state of Guarantor’s incorporation and is duly licensed, qualified, and in good standing in every state where such licensing or qualification is necessary for the transaction of Guarantor’s business. Guarantor has the power to own and hold the assets it purports to own and hold, and to carry on its business as now being conducted and proposed to be conducted, and has the power to execute, deliver, and perform its obligations under this Guaranty and the other Transaction Documents.
(g)Litigation; Requirements of Law. Except as disclosed in writing to Buyer, there is no action, suit, proceeding, investigation, or arbitration pending or, to Guarantor’s Knowledge, threatened in writing by or against Guarantor or any of its assets. Guarantor is in compliance in all material respects with all Requirements of Law, including ERISA. Guarantor is not in default in any material respect with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority.
(h)Financial Information. All financial data concerning Guarantor that has been prepared and delivered by Guarantor to Buyer is true, complete and correct in all material respects and has been prepared in accordance with GAAP. Since the delivery of such data, except as otherwise disclosed in writing to Buyer, there has been no change in the financial positions or operations of Guarantor which is reasonably likely to have a Material Adverse Effect.
(i)Adequate Capitalization. Guarantor and its consolidated Subsidiaries have not become, or are presently, financially insolvent nor will Guarantor and its consolidated Subsidiaries be made insolvent by virtue of Guarantor’s execution of or performance under this Guaranty or any of the Transaction Documents within the meaning of the bankruptcy laws or the insolvency laws of any jurisdiction.
(j)No Misstatements. No information, exhibit, report or certificate delivered by Guarantor to Buyer in connection with the Transactions or any Transaction Document contains any material misstatement of fact or has omitted to state a material fact or any fact necessary to make the statements contained therein not materially misleading.
13.Reimbursement and Subrogation Rights. Except to the extent that Buyer notifies Guarantor to the contrary in writing from time to time:

(a)General Deferral of Reimbursement. Guarantor waives any right to be reimbursed by Seller for any payment(s) made by Guarantor on account of the Guaranteed Obligations, unless and until all Guaranteed Obligations have been paid in full and all periods within which such payments may be set aside or invalidated have expired. Guarantor acknowledges that Guarantor has received adequate consideration for execution of this Guaranty by virtue of Buyer’s entering into the Transactions (which benefits Guarantor, as an owner or principal of Seller) and Guarantor does not require or expect, and is not entitled to, any other right of reimbursement against Seller as consideration for this Guaranty.
(b)Deferral of Subrogation and Contribution. Guarantor agrees it shall have no right of subrogation against Seller or Buyer and no right of subrogation against any Security unless and until: (a) such right of subrogation does not violate (or otherwise produce any result adverse to Buyer under) any applicable law, including any bankruptcy or insolvency law; (b) all amounts due under the Transaction Documents have been paid in full and all other performance required under the Transaction Documents has been rendered in full to Buyer (other than indemnification obligations which expressly survive beyond the termination of the Repurchase Agreement and the other Transaction Documents); and (c) all periods within which such payment may be set aside or invalidated have expired (such deferral of Guarantor’s subrogation and contribution rights, the “Subrogation Deferral”).
(c)Effect of Invalidation. To the extent that a court of competent jurisdiction determines that Guarantor’s Subrogation Deferral is void or voidable for any reason, Guarantor agrees, notwithstanding any acts or omissions by Buyer that Guarantor’s rights of subrogation against Seller or Buyer and Guarantor’s right of subrogation against any Security shall at all times be junior and subordinate to Buyer’s rights against Seller and to Buyer’s right, title, and interest in such Security.
(d)Claims in Insolvency Proceeding. Guarantor shall not file any claim in any Insolvency Proceeding affecting Seller unless Guarantor simultaneously assigns and transfers such claim to Buyer, without consideration, pursuant to documentation reasonably satisfactory to Buyer. In the event Guarantor fails to satisfy its obligations pursuant to the immediately preceding sentence following written notice from Buyer, Guarantor shall automatically be deemed to have assigned and transferred such claim to Buyer whether or not Guarantor executes documentation to such effect, and by executing this Guaranty hereby authorizes Buyer (and grants Buyer a power of attorney coupled with an interest) to execute and file such assignment and transfer documentation on Guarantor’s behalf. Buyer shall have the sole right to vote, receive distributions, and exercise all other rights with respect to any such claim, provided, however, that if and when the Guaranteed Obligations have been paid in full Buyer shall release to Guarantor any further payments received on account of any such claim and shall provide written evidence of such release in form and substance reasonably satisfactory to Guarantor.
14.Waiver Disclosure. Guarantor acknowledges that pursuant to this Guaranty, Guarantor has waived a substantial number of defenses that Guarantor might otherwise under some circumstance(s) be able to assert against Guarantor’s liability to Buyer. Guarantor acknowledges and confirms that Guarantor has substantial experience as a sophisticated participant in substantial commercial real estate transactions and is fully familiar with the legal consequences of signing this or any other guaranty. In addition, Guarantor is represented by competent counsel. Guarantor has obtained from such counsel, and understood, a full explanation of the nature, scope, and effect of the waivers contained in this Guaranty (a “Waiver Disclosure”). In the alternative, Guarantor has, with advice from such counsel, knowingly and intentionally waived obtaining a Waiver Disclosure. Accordingly Guarantor does not require or expect Buyer to provide a Waiver Disclosure. It is not necessary for Buyer or this Guaranty to provide or set forth any Waiver Disclosure, notwithstanding any principles of law to the contrary. Nevertheless, Guarantor specifically acknowledges that Guarantor is fully aware of the nature, scope, and effect of all waivers contained in this Guaranty, all of which have been fully disclosed to Guarantor. Guarantor acknowledges that as a result of the waivers contained in this Guaranty:
(a)Actions by Buyer. Buyer will be able to take a wide range of actions relating to Seller, the Transactions, and the Transaction Documents, all without Guarantor’s consent or notice to Guarantor. Guarantor’s full and unconditional liability under this Guaranty will continue whether or not Guarantor has consented to such actions. Guarantor may disagree with or disapprove such actions, and Guarantor may believe that such actions should terminate or limit Guarantor’s obligations under this Guaranty, but such disagreement, disapproval, or belief on the part of Guarantor will in no way limit Guarantor’s obligations under this Guaranty.
(b)Interaction with Seller Liability. Guarantor shall be fully liable for all Guaranteed Obligations, as limited by Section 2(b), as applicable, even if Seller has no liability whatsoever under the Transaction Documents or the Transaction Documents are otherwise invalid, unenforceable, or subject to defenses available to Seller. Guarantor acknowledges that Guarantor’s full and unconditional liability under this Guaranty (with respect to the Guaranteed Obligations as if they were fully enforceable against Seller) will continue notwithstanding any such limitations on or impairment of Seller’s liability.
(c)Timing of Enforcement. Buyer will be able to enforce this Guaranty against Guarantor even though Buyer might also have available other rights and remedies that Buyer could conceivably enforce against the Security or against other parties. As a result, Buyer may require Guarantor to pay the Guaranteed Obligations, as limited by Section 2(b), as applicable, earlier than Guarantor would prefer to pay such Guaranteed Obligations, including immediately upon the occurrence of a default by Seller. Guarantor will not be able to assert against Buyer various defenses, theories, excuses, or procedural requirements that might otherwise force Buyer to delay or defer the enforcement of this Guaranty against Guarantor. Guarantor acknowledges that Guarantor intends to allow Buyer to enforce the Guaranty against Guarantor in such manner. All of Guarantor’s assets will be available to satisfy Buyer’s claims against Guarantor under this Guaranty.
(d)Continuation of Liability. Guarantor’s liability for the Guaranteed Obligations, as limited by Section 2(b), as applicable, shall continue at all times until the Guaranteed Obligations have actually been paid in full, even if other circumstances have changed such that in Guarantor’s view Guarantor’s liability under this Guaranty should terminate, except to the extent that any express conditions to the termination of this Guaranty, as set forth in this Guaranty, have been satisfied.

15.Buyer’s Disgorgement of Payments. Upon payment of all or any portion of the Guaranteed Obligations, Guarantor’s obligations under this Guaranty shall continue and remain in full force and effect if all or any part of such payment is, pursuant to any Insolvency Proceeding or otherwise, avoided or recovered directly or indirectly from Buyer as a preference, fraudulent transfer, or otherwise, irrespective of (a) any notice of revocation given by Guarantor prior to such avoidance or recovery, or (b) payment in full of the Transactions (other than indemnification obligations which expressly survive beyond the termination of the Repurchase Agreement and the other Transaction Documents). Guarantor’s liability under this Guaranty shall continue until all periods have expired within which Buyer could (on account of any Insolvency Proceedings, whether or not then pending, affecting Seller or any other person) be required to return, repay, or disgorge any amount paid at any time on account of the Guaranteed Obligations.
16.Financial Information. Guarantor shall deliver to Buyer: (a) within forty-five (45) days after the last day of each of the first three fiscal quarters in any fiscal year, Guarantor’s unaudited consolidated balance sheets as of the end of such quarter, in each case certified as being true and correct by an officer’s certificate; (b) within ninety (90) days after the end of each calendar year or other fiscal year of Guarantor, consolidated statements of income and statements of changes in cash flow for such year and balance sheets as of the end of such year, in each case presented fairly in accordance with GAAP, and accompanied by an unqualified report of a nationally recognized independent certified public accounting firm or any other accounting firm consented to by Buyer in its reasonable discretion; and (c) such other financial information relating to Guarantor and in Guarantor’s possession as Buyer may reasonably request.
17.Notice of Default and Litigation. Guarantor shall promptly, and in any event (a) within three (3) Business Days after Guarantor’s Knowledge thereof, notify Buyer of any default on the part of Guarantor under any Indebtedness which would reasonably be likely to give rise to an Event of Default, and (b) within three (3) Business Days after service of process or Guarantor’s Knowledge thereof, notify Buyer of the commencement, or threat in writing of, any action, suit, proceeding, investigation or arbitration involving Guarantor or any of its Affiliates or assets or any judgment in any action, suit, proceeding, investigation or arbitration involving Guarantor or any of its Affiliates or assets, which in any of the foregoing cases (i) relates to any Purchased Loan, (ii) questions or challenges the validity or enforceability of any Transaction or Transaction Document, (iii) makes a claim or claims against Guarantor in an aggregate amount in excess of $5,000,000 or (iv) that, individually or in the aggregate, if adversely determined, would be reasonably likely to have a Material Adverse Effect.
18.Right to Set Off. Notwithstanding anything to the contrary contained herein, no provision of this Guaranty shall be deemed to limit, decrease or in any way diminish any rights of set-off Buyer may have with respect to any cash, cash equivalents, certificates of deposit or the like which may now or hereafter be put on deposit with Buyer by Seller or by Guarantor. Upon the occurrence and during the continuance of any Event of Default, Buyer is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Buyer to or for the credit or the account of Guarantor against any and all of the obligations of Guarantor now or hereafter existing under this Guaranty. Buyer agrees promptly to notify Guarantor after any set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application or this Guaranty. The rights of Buyer under this Section 18 are in addition to other rights and remedies (including, without limitation, other rights to set-off) which Buyer may have.
19.Consent to Jurisdiction. Guarantor agrees that any Proceeding to enforce this Guaranty may be brought in any state or federal court located in the state of New York, as Buyer may select. By executing this Guaranty, Guarantor irrevocably accepts and submits to the exclusive personal jurisdiction of each of the aforesaid courts, generally and unconditionally with respect to any such Proceeding. Guarantor agrees not to assert any basis for transferring jurisdiction of any such proceeding to another court. Guarantor further agrees that a final non-appealable judgment against Guarantor in any Proceeding shall be conclusive evidence of Guarantor’s liability for the full amount of such judgment.
20.Merger; No Conditions; Amendments. This Guaranty and documents referred to herein contain the entire agreement among the parties with respect to the matters set forth in this Guaranty. This Guaranty supersedes all prior agreements among the parties with respect to the matters set forth in this Guaranty. No course of prior dealings among the parties, no usage of trade, and no parol or extrinsic evidence of any nature shall be used to supplement, modify, or vary any terms of this Guaranty. This Guaranty is unconditional. There are no unsatisfied conditions to the full effectiveness of this Guaranty. No terms or provisions of this Guaranty may be changed, waived, revoked, or amended without Buyer’s written agreement. If any provision of this Guaranty is determined to be unenforceable, then all other provisions of this Guaranty shall remain fully effective.
21.Enforcement. Guarantor acknowledges that this Guaranty is an “instrument for the payment of money only,” within the meaning of New York Civil Practice Law and Rules Section 3213. In the event of any Proceeding between Seller or Guarantor and Buyer, including any Proceeding in which Buyer enforces or attempts to enforce this Guaranty or the Transactions against Seller or Guarantor, or in the event of any Guarantor Litigation, Guarantor shall reimburse Buyer for all Legal Costs of such Proceeding.
22.Fundamental Changes. Guarantor shall not wind up, liquidate, or dissolve its affairs or enter into any transaction of merger or consolidation, or sell, lease, or otherwise dispose of (or agree to do any of the foregoing) all or substantially all of its property or assets, without Buyer’s prior written consent.
23.Further Assurances. Guarantor shall execute and deliver such further documents, and perform such further acts, as Buyer may request to achieve the intent of the parties as expressed in this Guaranty, provided in each case that any such documentation is consistent with this Guaranty and with the Transaction Documents.
24.Certain Entities. If Seller or Guarantor is a partnership, limited liability company, or other unincorporated association, then: (a) Guarantor’s liability shall not be impaired by changes in the name or composition of Seller or Guarantor; and (b) the withdrawal or removal of any partner(s) or member(s) of Seller or Guarantor shall not diminish Guarantor’s liability or (if Guarantor is a partnership) the liability of any withdrawing general partners of Guarantor.
25.Counterparts. This Guaranty may be executed in counterparts each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument. Delivery by telecopier or other electronic transmission (including a .pdf e-mail transmission) of an executed counterpart of a signature page to this Guaranty shall be effective as delivery of an original executed counterpart of this Guaranty.
26.WAIVER OF TRIAL BY JURY. GUARANTOR WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING FROM OR RELATING TO THIS GUARANTY OR THE TRANSACTION DOCUMENTS OR ANY OBLIGATION(S) OF GUARANTOR HEREUNDER OR UNDER THE TRANSACTION DOCUMENTS.
27.Miscellaneous.
(a)Assignability. Subject to the restrictions set forth in the Repurchase Agreement, Buyer may assign this Guaranty (in whole or in part) together with any one or more of the Transaction Documents, in accordance with the terms of the Transaction Documents without in any way affecting Guarantor’s or Seller’s liability. Buyer may from time to time designate any Buyer Entity to hold and exercise any or all of Buyer’s rights and remedies under this Guaranty. This Guaranty shall benefit Buyer and its successors and assigns (including any Buyer Entity) and shall bind Guarantor and its successors, and assigns. Guarantor may not assign this Guaranty in whole or in part without the prior written consent of Buyer.
(b)Notices. All notices, requests and demands to be made under this Guaranty shall be given in writing at the address set forth in the opening paragraph of this Guaranty and shall be effective for all purposes if hand delivered or sent by: (i) hand delivery, with proof of delivery, (ii) certified or registered United States mail, postage prepaid, (iii) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (iv) e-mail with proof of delivery (A) if to Buyer, to the attention of Lindsay DeChiaro/Chris Cho, [redacted]/[redacted] or (B) if to Guarantor, to the attention of Global BREDS Capital Markets, [redacted], as applicable, and with respect to notices to Guarantor, with a copy to Ropes and Gray LLP, 1211 Avenue of the Americas, New York, New York 10036, Attention: Daniel Stanco, [redacted], and with respect to notices to Buyer, with a copy to Sidley Austin LLP, 787 Seventh Avenue, New York, New York 10019, Attention: Brian Krisberg, [redacted], or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 27(b). Any notice, request or demand shall be deemed to have been given: (i) in the case of hand delivery, at the time of delivery, (ii) in the case of registered or certified mail, when first delivered or the first attempted delivery on a business day, (iii) in the case of expedited prepaid delivery upon the first attempted delivery on a business day, or (iv) in the case of e-mail, upon receipt of confirmation of delivery.
(c)Interpretation. This Guaranty shall be enforced and interpreted according to the laws of the state of New York, disregarding its rules on conflicts of laws. The word “include” and its variants shall be interpreted in each case as if followed by the words “without limitation.”
28.Business Purposes. Guarantor acknowledges that this Guaranty is executed and delivered for business and commercial purposes, and not for personal, family, household, consumer, or agricultural purposes. Guarantor acknowledges that Guarantor is not entitled to, and does not require the benefits of, any rights, protections, or disclosures that would or may be required if this Guaranty were given for personal, family, household, consumer, or agricultural purposes. Guarantor acknowledges that none of Guarantor’s obligation(s) under this Guaranty constitute(s) a “debt” within the meaning of the United States Fair Debt Collection Practices Act, 15 U.S.C. § 1692a(5), and accordingly compliance with the requirements of such Act is not required if Buyer (directly or acting through its counsel) makes any demand or commences any action to enforce this Guaranty.
29.No Third-Party Beneficiaries. This Guaranty is executed and delivered for the benefit of Buyer and its successors, and assigns, and is not intended to benefit any third party.
30.CERTAIN ACKNOWLEDGMENTS BY GUARANTOR. GUARANTOR ACKNOWLEDGES THAT BEFORE EXECUTING THIS GUARANTY: (A) GUARANTOR HAS HAD THE OPPORTUNITY TO REVIEW IT WITH AN ATTORNEY OF GUARANTOR’S CHOICE; (B) BUYER HAS RECOMMENDED TO GUARANTOR THAT GUARANTOR OBTAIN SEPARATE COUNSEL, INDEPENDENT OF SELLER’S COUNSEL, REGARDING THIS GUARANTY; AND (C) GUARANTOR HAS CAREFULLY READ THIS GUARANTY AND UNDERSTOOD THE MEANING AND EFFECT OF ITS TERMS, INCLUDING ALL WAIVERS ANDACKNOWLEDGMENTS CONTAINED IN THIS GUARANTY AND THE FULL EFFECT OF SUCH WAIVERS AND THE SCOPE OF GUARANTOR’S OBLIGATIONS UNDER THIS GUARANTY.

[Signature Page Follows]

IN WITNESS WHEREOF, Guarantor has duly executed this Guaranty as of the date first written above.

GUARANTOR:
BLACKSTONE MORTGAGE TRUST, INC.

By: /s/ Ana Gonzalez-Iglesia
Name: Ana Gonzalez-Iglesias
Title: Authorized Signatory